Exhibit 10.25

Amendment Number 1
To the
Dover Corporation
2012 Equity and Cash Incentive Plan
(Effective as of May 3, 2012)

The following amendment is effective with respect to awards made on or after February 12, 2014 under the Dover Corporation 2012 Equity and Cash Incentive Plan (Effective as of May 3, 2012) (the “Plan”):
1.    Section 18 of the Plan is amended by deleting such section in its entirety and replacing it with the following:
“18.    Termination of Employment.
(a)    Death, Disability, Special Circumstances. In the case of a Participant’s Disability, death, or special circumstances as determined by the Committee, any purely temporal restrictions remaining with respect to Restricted Stock or Restricted Stock Unit Awards as of the date of such Disability, death, or such special circumstances, shall lapse and, if any Performance Targets are applicable, the Restricted Stock or Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made.
(b)    Normal Retirement. If the Participant’s employment with the Corporation terminates as a result of Normal Retirement, subject to compliance with the non-competition provisions of Paragraph 43 below applicable to Normal Retirement, the Restricted Stock and Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until such time as the remaining temporal restrictions lapse and, if any Performance Targets are applicable, the Restricted Stock or Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made.
(c)      Early Retirement. If the Participant’s employment with the Corporation terminates as a result of Early Retirement, subject to compliance with the non-competition provisions of Paragraph 43 below applicable to Early Retirement, the Restricted Stock and Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until the earlier of (i) twenty-four (24) months from the date of termination in the case of Early Retirement I, thirty-six (36) months from the date of termination in the case of Early Retirement II, and twelve (12) months in the case of Early Retirement III, and (ii) such time as the remaining temporal restrictions lapse and, if any Performance Targets are applicable, the Restricted Stock or Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made.
(d)    Other. If a Participant’s employment with the Corporation voluntarily or involuntarily terminates for any other reason during the Restricted Period, the Restricted Stock and Restricted Stock Unit Awards shall be forfeited on the date of such termination of employment."
2.    Except as specifically amended by the foregoing, the Plan remains in full force and effect in accordance with the terms thereof prior to such amendment.
3.    The foregoing amendment was duly approved by resolution of the Compensation Committee of the Board of Directors of Dover Corporation at its meeting held on February 12, 2014 and shall be effective with respect to awards made on or after February 12, 2014.